                                                                    EXHIBIT 10.1




                                     FORM OF

                  MASTER SEPARATION AND DISTRIBUTION AGREEMENT

                                     BETWEEN

                              THE SOUTHERN COMPANY

                                       AND

                              SOUTHERN ENERGY, INC.

                                TABLE OF CONTENTS

RECITALS..........................................................................................................1
ARTICLE I  SEPARATION.............................................................................................2
   Section 1.1  Separation Date...................................................................................2
   Section 1.2  Closing of Transactions...........................................................................2
   Section 1.3  Exchange of Secretary's Certificates..............................................................2
ARTICLE II  DOCUMENTS AND ITEMS TO BE DELIVERED ON THE SEPARATION DATE............................................2
   Section 2.1  Documents to Be Delivered By Southern.............................................................2
   Section 2.2  Documents to Be Delivered By Southern Energy......................................................3
ARTICLE III  THE IPO AND ACTIONS PENDING THE IPO..................................................................3
   Section 3.1  Transactions Prior to the IPO.....................................................................3
   Section 3.2  Use of Proceeds...................................................................................4
   Section 3.3  Cooperation.......................................................................................4
   Section 3.4  Conditions Precedent to Consummation of the IPO...................................................4
ARTICLE IV  THE DISTRIBUTION......................................................................................5
   Section 4.1  The Distribution..................................................................................5
   Section 4.2  Actions Prior To The Distribution.................................................................6
   Section 4.3  Sole Discretion of Southern.......................................................................6
   Section 4.4  Conditions To Distribution........................................................................7
   Section 4.5  Fractional Shares.................................................................................7
ARTICLE V  COVENANTS AND OTHER MATTERS............................................................................8
   Section 5.1  Other Agreements..................................................................................8
   Section 5.2  Further Instruments...............................................................................8
   Section 5.3  Agreement For Exchange of Information.............................................................8
   Section 5.4  Auditors and Audits; Annual and Quarterly Statements and Accounting..............................10
   Section 5.5  Consistency with Past Practices..................................................................12
   Section 5.6  Payment of Expenses..............................................................................12
   Section 5.7  Dispute Resolution...............................................................................12
   Section 5.8  Governmental Approvals...........................................................................13
   Section 5.9  Regulatory Proceedings...........................................................................13
   Section 5.10 Regulatory Effect of Distribution................................................................13
   Section 5.11 HoldCo Transaction...............................................................................14
   Section 5.12 Plant Dahlberg Transaction.......................................................................14
   Section 5.13 Continuance of Southern Credit Support...........................................................14
   Section 5.14 Mobile Facility..................................................................................15
   Section 5.15 Assignment of Agreements.........................................................................15
   Section 5.16 Southern Energy Board Representation.............................................................15
ARTICLE VI  MISCELLANEOUS........................................................................................16
   Section 6.1  LIMITATION OF LIABILITY..........................................................................16
   Section 6.2  Entire Agreement.................................................................................16
   Section 6.3  Governing Law....................................................................................16
   Section 6.4  Termination......................................................................................16



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
   Section 6.5  Notices..........................................................................................16
   Section 6.6  Counterparts.....................................................................................17
   Section 6.7  Binding Effect; Assignment.......................................................................17
   Section 6.8  Severability.....................................................................................17
   Section 6.9  Failure or Indulgence Not Waiver; Remedies Cumulative............................................17
   Section 6.10  Amendment.......................................................................................17
   Section 6.11  Authority.......................................................................................17
   Section 6.12  Interpretation..................................................................................17
   Section 6.13  Conflicting Agreements..........................................................................18
ARTICLE VII  DEFINITIONS.........................................................................................18
   Section 7.1  Affiliated Company...............................................................................18
   Section 7.2  Ancillary Agreements.............................................................................18
   Section 7.3  Business Day.....................................................................................18
   Section 7.4  Code.............................................................................................18
   Section 7.5  Commission.......................................................................................18
   Section 7.6  Disputes.........................................................................................18
   Section 7.7  Distribution.....................................................................................18
   Section 7.8  Distribution Agent...............................................................................18
   Section 7.9  Distribution Date................................................................................18
   Section 7.10  Exchange Act....................................................................................18
   Section 7.11  Governmental Approvals..........................................................................19
   Section 7.12  Governmental Authority..........................................................................19
   Section 7.13  HoldCo Transaction..............................................................................19
   Section 7.14  Information.....................................................................................19
   Section 7.15  IPO.............................................................................................19
   Section 7.16  IPO Closing Date................................................................................19
   Section 7.17  IPO Registration Statement......................................................................19
   Section 7.18  NYSE............................................................................................19
   Section 7.19  Person..........................................................................................19
   Section 7.20  Plant Dahlberg..................................................................................19
   Section 7.21  Plant Dahlberg Transaction......................................................................19
   Section 7.22  Record Date.....................................................................................20
   Section 7.23  SE Finance......................................................................................20
   Section 7.24  SE Capital Funding..............................................................................20
   Section 7.25  Separation......................................................................................20
   Section 7.26  Separation Date.................................................................................20
   Section 7.27  Southern Business...............................................................................20
   Section 7.28  Southern Energy Business........................................................................20
   Section 7.29  Southern Energy Group...........................................................................20
   Section 7.30  Southern Energy Auditors........................................................................20
   Section 7.31  Southern Group..................................................................................20
   Section 7.32  Southern's Auditors.............................................................................20
   Section 7.33  Subsidiary......................................................................................20
   Section 7.34  Troutman Sanders................................................................................21

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
Section 7.35      Underwriters...................................................................................21
Section 7.36      Underwriting Agreement.........................................................................21
Schedule 5.11     HoldCoTransaction..............................................................................23
Schedule 5.12     Plant Dahlberg Transaction.....................................................................25
Schedule 5.15     Transferred Agreements.........................................................................26
Schedule 7.1      Southern Energy Affiliated Companies...........................................................27

                  MASTER SEPARATION AND DISTRIBUTION AGREEMENT



         THIS MASTER SEPARATION AND DISTRIBUTION AGREEMENT (this "Agreement") is entered into on [____________, 2000], between The Southern Company ("Southern"), a Delaware corporation, and Southern Energy, Inc. ("Southern Energy"), a Delaware corporation. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article VII hereof.

                                    RECITALS

         WHEREAS, the Boards of Directors of Southern and Southern Energy have each determined that it would be appropriate and desirable for Southern to separate the Southern Energy Group from the Southern Group (the "Separation"), and, in connection with the Separation, for Southern to acquire certain entities currently associated with the Southern Energy Business from Southern Energy, and for Southern Energy to acquire certain assets from Southern; and

         WHEREAS, Southern and Southern Energy currently contemplate that, in connection with the Separation, Southern Energy will make an initial public offering ("IPO") of an amount of its common stock pursuant to a registration statement on Form S-1 pursuant to the Securities Act of 1933, as amended (the "IPO Registration Statement"), that will reduce Southern's ownership of Southern Energy by less than 20%; and

         WHEREAS, Southern and Southern Energy further currently contemplate that, in connection with the Separation, (a) Southern Energy will transfer two of its wholly-owned Subsidiaries, SE Finance and SE Capital Funding, to Southern (the "HoldCo Transaction"), and Southern will assume certain liabilities in connection therewith, and (b) Southern will transfer that certain electric generating facility and related assets known between the parties hereto as Plant Dahlberg and located in Jackson County, Georgia ("Plant Dahlberg") to Southern Energy for a purchase price equal to the book value of such assets on the date of transfer (the "Plant Dahlberg Transaction"); and

         WHEREAS, Southern currently contemplates that, within twelve months following the IPO, Southern will distribute to the holders of its common stock, by means of a pro rata distribution, all of the shares of Southern Energy common stock then owned by Southern (the "Distribution"); and

         WHEREAS, Southern and Southern Energy intend that the Distribution will qualify as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement is intended to be, and is hereby adopted as, a plan of reorganization under Section 368 of the Code; and

         WHEREAS, the parties intend in this Agreement, including the Exhibits and Schedules hereto, to set forth the principal arrangements between them regarding the Separation.



                                       1
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         NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:



                                    ARTICLE I

                                   SEPARATION

         Section 1.1. Separation Date. Unless otherwise provided in this Agreement, or in any agreement to be executed in connection with this Agreement, the effective time and date of each undertaking or agreement in connection with the Separation shall be [12:01 a.m., Eastern Time, July 1, 2000] or such other date as may be fixed by Southern (the "Separation Date").

         Section 1.2. Closing of Transactions. Unless otherwise provided herein, the closing of the transactions contemplated in Article II shall occur by the lodging of each of the executed agreements, instruments or other documents to be executed pursuant to this Agreement with Troutman Sanders LLP, 600 Peachtree Street, Suite 5200, Atlanta, Georgia 30308, to be held in escrow for delivery as provided in Section 1.3 of this Agreement.

         Section 1.3. Exchange of Secretary's Certificates. Upon receipt of a certificate of the Secretary or an Assistant Secretary of Southern in the form attached to this Agreement as Exhibit A, Troutman Sanders shall deliver to Southern Energy on behalf of Southern all of the items required to be delivered by Southern hereunder pursuant to Section 2.1 of this Agreement and each such item shall be deemed to be delivered to Southern Energy as of the Separation Date upon delivery of such certificate. Upon receipt of a certificate of the Secretary or an Assistant Secretary of Southern Energy in the form attached to this Agreement as Exhibit B, Troutman Sanders shall deliver to Southern on behalf of Southern Energy all of the items required to be delivered by Southern Energy hereunder and each such item shall be deemed to be delivered to Southern as of the Separation Date upon receipt of such certificate.

                                   ARTICLE II

                DOCUMENTS TO BE DELIVERED ON THE SEPARATION DATE

         Section 2.1. Documents to Be Delivered By Southern. On the Separation Date, Southern will deliver, or will cause its appropriate Subsidiaries to deliver, to Southern Energy all of the following items and agreements (collectively, together with all agreements and documents contemplated by this Agreement and such other agreements, including any agreements or documents to be delivered in connection with the Plant Dahlberg Transaction, the "Ancillary Agreements"):

                  (a) A duly executed Technology and Intellectual Property Ownership and License Agreement substantially in the form attached hereto as Exhibit C;

                  (b) A duly executed Employee Matters Agreement substantially in the form attached hereto as Exhibit D;




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                  (c) A duly executed Tax Indemnification Agreement
         substantially in the form attached hereto as Exhibit E;

                  (d) A duly executed Transitional Services Agreement substantially in the form attached hereto as Exhibit F;

                  (e) A duly executed Confidential Disclosure Agreement substantially in the form attached hereto as Exhibit G;

                  (f) A duly executed Indemnification and Insurance Matters Agreement substantially in the form attached hereto as Exhibit H;

                  (g) Such other agreements, documents or instruments as the parties may agree are necessary or desirable in order to achieve the purposes hereof.

         Section 2.2 Documents to Be Delivered by Southern Energy. As of the Separation Date, in each case where Southern Energy or any of its Subsidiaries is a party to any agreement or instrument referred to in Section 2.1, Southern Energy will or will cause its appropriate Subsidiaries to deliver to Southern a duly executed counterpart of such agreement or instrument.

                                   ARTICLE III

                       THE IPO AND ACTIONS PENDING THE IPO

         Section 3.1 Transactions Prior to the IPO. Subject to the conditions specified in Section 3.4, Southern and Southern Energy shall use their reasonable commercial efforts to consummate the IPO. Such efforts shall include, but not necessarily be limited to, those specified in this Section 3.1:

                  (a) Registration Statement. Southern Energy shall file the IPO Registration Statement, and such amendments or supplements thereto, as may be necessary in order to cause the same to become and remain effective as required by law or by the managing underwriters for the IPO (the "Underwriters"), including, but not limited to, filing such amendments to the IPO Registration Statement as may be required by the underwriting agreement to be entered into among Southern Energy and the Underwriters (the "Underwriting Agreement"), the Securities and Exchange Commission (the "Commission") or federal, state or foreign securities laws. Southern and Southern Energy shall also cooperate in preparing, filing with the Commission and causing to become effective a registration statement registering the common stock of Southern Energy under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and any registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the IPO, the Separation, the Distribution or the other transactions contemplated by this Agreement.

                  (b) Underwriting Agreement. Southern Energy shall enter into the Underwriting Agreement, in form and substance reasonably satisfactory to Southern Energy, and shall comply with its obligations thereunder.

                  (c) Other Matters. Southern and Southern Energy shall consult with each other and the Underwriters regarding the timing, pricing and other material matters with respect to the IPO.

                  (d) Blue Sky. Southern Energy shall use its reasonable commercial efforts to take all such action as may be necessary or appropriate under state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the IPO.

                  (e) NYSE Listing. Southern Energy shall prepare, file and use reasonable commercial efforts to seek to make effective, an application for listing of the common stock of Southern Energy issued in the IPO on the New York Stock Exchange (the "NYSE"), subject to official notice of issuance.

         Section 3.2. Use of Proceeds. The proceeds of the IPO will be retained by Southern Energy to be used for general corporate purposes.

         Section 3.3 Cooperation. Southern Energy shall consult with, and cooperate in all respects with, Southern in connection with the pricing of the common stock of Southern Energy to be offered in the IPO and shall, at Southern's direction, promptly take any and all actions necessary or desirable to consummate the IPO as contemplated by the IPO Registration Statement and the Underwriting Agreement.

         Section 3.4 Conditions Precedent to Consummation of the IPO. As soon as practicable after the Separation Date, the parties hereto shall use their reasonable commercial efforts to satisfy the conditions listed below to the consummation of the IPO. The obligations of the parties to use their reasonable commercial efforts to consummate the IPO shall be conditioned on the satisfaction, or waiver by Southern, of the following conditions:

                  (a) Registration Statement. The IPO Registration Statement shall have been filed and declared effective by the Commission, and there shall be no stop-order in effect with respect thereto.

                  (b) Blue Sky. The actions and filings with regard to state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) described in Section 3.1(d) shall have been taken and, where applicable, have become effective or been accepted.

                  (c) NYSE Listing. The common stock of Southern Energy to be issued in the IPO shall have been accepted for listing on the NYSE, on official notice of issuance.

                  (d) Underwriting Agreement. Southern Energy shall have entered into the Underwriting Agreement and all conditions to the obligations of Southern Energy and the Underwriters shall have been satisfied or waived.

                  (e) Common Stock Ownership. Southern shall be satisfied in its sole discretion that it will own more than 80% of the outstanding common stock of Southern Energy following the IPO. All other conditions to permit the Distribution to qualify as a tax-free

                 (f) Governmental Approvals. Any material Governmental Approvals necessary to consummate the IPO shall have been obtained and be in full force and effect.

         distribution to Southern, Southern Energy and Southern's stockholders shall, to the extent applicable as of the time of the IPO, be satisfied, and there shall be no event or condition that is likely to cause any of such conditions not to be satisfied as of the time of the Distribution or thereafter.

                  (g) No Legal Restraints. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation or the IPO or any of the other transactions contemplated by this Agreement shall be in effect.

                  (h) Separation. The Separation shall have become effective.

                  (i) Other Actions. Such other actions as the parties hereto may, based upon the advice of counsel, reasonably request to be taken prior to the IPO in order to assure the successful completion of the IPO shall have been taken.

                  (j) No Termination. This Agreement shall not have been terminated.



                                   ARTICLE IV

                                THE DISTRIBUTION

                  Section 4.1  The Distribution.

                  (a) Delivery of Shares for Distribution. Subject to Section
         4.4 hereof, on or prior to the date the Distribution is effective (the "Distribution Date"), Southern will deliver to the distribution agent to be appointed by Southern, or if no distribution agent is appointed, then Southern (the "Distribution Agent"), to distribute to the stockholders of Southern the shares of common stock of Southern Energy held by Southern pursuant to the Distribution for the benefit of holders of record of common stock of Southern on the Record Date, a single stock certificate, endorsed by Southern in blank, representing all of the outstanding shares of common stock of Southern Energy then owned by Southern, and shall cause the transfer agent for the shares of common stock of Southern to instruct the Distribution Agent to distribute on the Distribution Date the appropriate number of such shares of common stock of Southern Energy to each such holder or designated transferee or transferees of such holder.

                  (b) Shares Received. Subject to Sections 4.4 and 4.5, each holder of common stock of Southern on the Record Date (or such holder's designated transferee or transferees) will be entitled to receive in the Distribution a number of shares of common stock of Southern Energy equal to the number of shares of common stock of Southern held by such holder on the Record Date multiplied by a fraction the numerator of which is the number of shares of common stock of Southern Energy beneficially owned by Southern on the Record Date and the denominator of which is the number of shares of common stock of Southern outstanding on the Record Date.

                  (c) Obligation to Provide Information. Southern Energy and Southern, as the case may be, will provide to the Distribution Agent all share certificates and any information required in order to complete the Distribution on the basis specified above.

         Section 4.2  Actions Prior To The Distribution.

                  (a) Information Statement. Southern and Southern Energy shall prepare and mail, prior to the Distribution Date, to the holders of common stock of Southern such information concerning Southern Energy and the Distribution and such other matters as Southern shall reasonably determine are necessary and as may be required by law. Southern and Southern Energy will prepare, and Southern Energy will, to the extent required under applicable law, file with the Commission any such documentation which Southern and Southern Energy determines is necessary or desirable to effectuate the Distribution, and Southern and Southern Energy shall each use its reasonable commercial efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

                  (b) Blue Sky. Southern and Southern Energy shall take all such actions as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable laws under any foreign jurisdiction) in connection with the Distribution.

                  (c) NYSE Listing. Southern Energy shall prepare and file, and shall use its reasonable commercial efforts to have approved, an application for the listing of the common stock of Southern Energy to be distributed in the Distribution on the NYSE, subject to official notice of distribution.

                  (d) Resignation of Directors and Officers. Immediately prior to the Distribution, (i) each person who is an officer, director or employee of any member of the Southern Group and an officer, director or employee of any member of the Southern Energy Group immediately prior to the Distribution (each a "Joint Employee") and who is to continue as an officer, director or employee of any member of the Southern Group after the Distribution shall resign from each of such person's positions with each member of the Southern Energy Group, and
         (ii) each such Joint Employee who is to continue as an officer, director or employee of any member of the Southern Energy Group, after the Distribution, shall resign from each of such person's positions with each member of the Southern Group.

                  (e) Conditions. Southern and Southern Energy shall take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 4.4 to be satisfied and to effect the Distribution on the Distribution Date.

         Section 4.3 Sole Discretion of Southern. Southern currently intends, following the consummation of the IPO, to complete the Distribution within twelve (12) months of the IPO Closing Date. Southern shall, in its sole and absolute discretion, determine the date of the consummation of the Distribution and all terms of the Distribution, including, without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution. In addition, Southern may at any time and from time to time until the completion of the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including, without limitation, by accelerating or delaying the timing of the consummation of all or part of the Distribution. Southern Energy shall cooperate with Southern in all respects to accomplish the Distribution and shall, at Southern's direction, promptly take any and all actions necessary or desirable to effect the Distribution, including, without limitation, the registration under the Securities Act of the common stock of Southern Energy on an appropriate registration form or forms to be designated by Southern. Southern shall select any investment banker(s) and manager(s) in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and outside counsel for Southern; provided, however, that nothing herein shall prohibit Southern Energy from engaging (at its own expense) its own financial, legal, accounting and other advisors in connection with the Distribution.

         Section 4.4 Conditions To Distribution. The following are conditions to the consummation of the Distribution. The conditions are for the sole benefit of Southern and shall not give rise to or create any duty on the part of Southern or the Southern Board of Directors to waive or not waive any such condition.

                  (a) IRS Ruling. Southern shall have obtained a private letter ruling from the Internal Revenue Service in form and substance satisfactory to Southern (in its sole discretion), and such ruling shall remain in effect as of the Distribution Date, to the effect that
         (i) the distribution by Southern of all of its Southern Energy stock to the stockholders of Southern will qualify as a reorganization under
         Section 355 of the Code; and (ii) no gain or loss will be recognized by (and no amount will otherwise be included in the income of) the stockholders of Southern upon their receipt of Southern Energy common stock pursuant to the Distribution.

                  (b) Governmental Approvals. Any material Governmental Approvals necessary to consummate the Distribution, the HoldCo Transaction and the Plant Dahlberg Transaction shall have been obtained and be in full force and effect;

                  (c) No Legal Restraints. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect and no other event outside the control of Southern shall have occurred or failed to occur that prevents the consummation of the Distribution; and

                  (d) No Material Adverse Effect. No other events or developments shall have occurred subsequent to the IPO Closing Date that, in the judgment of the Board of Directors of Southern, would result in the Distribution having a material adverse effect on Southern or on the stockholders of Southern.

         Section 4.5 Fractional Shares. As soon as practicable after the Distribution Date, Southern shall direct the Distribution Agent to determine the number of whole shares and fractional shares of common stock of Southern Energy allocable to each holder of record or beneficial owner of common stock of Southern as of the Record Date, to aggregate all such fractional shares and sell the whole shares obtained thereby at the direction of Southern, in open market transactions, at then prevailing trading prices, and to cause to be distributed to each such holder or for the benefit of each such beneficial owner to which a fractional share shall be allocable such holder's or owner's ratable share of the proceeds of such sale, after making appropriate deductions of the amount required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale. Southern and the Distribution Agent shall use their reasonable commercial efforts to aggregate the shares of common stock of Southern that may be held by any beneficial owner thereof through more than one account in determining the fractional share allocable to such beneficial owner.



                                    ARTICLE V

                           COVENANTS AND OTHER MATTERS

         Section 5.1 Other Agreements. In addition to the specific agreements, documents and instruments annexed to this Agreement, Southern and Southern Energy agree to execute or cause to be executed by the appropriate parties and deliver, as appropriate, such other agreements, instruments and other documents as may be necessary or desirable in order to effect the purposes of this Agreement and the Ancillary Agreements.

         Section 5.2 Further Instruments. At the request of Southern Energy and without further consideration, Southern will execute and deliver, and will cause its applicable Subsidiaries to execute and deliver, to Southern Energy and its Subsidiaries such other instruments of transfer, conveyance, assignment, substitution and confirmation and take such action as Southern Energy may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Southern Energy and its Subsidiaries and confirm Southern Energy's and its Subsidiaries' title to all of the assets, rights and other things of value contemplated to be transferred to Southern Energy and its Subsidiaries pursuant to this Agreement, the Ancillary Agreements, and any documents referred to therein, to put Southern Energy and its Subsidiaries in actual possession and operating control thereof and to permit Southern Energy and its Subsidiaries to exercise all rights with respect thereto (including, without limitation, rights under contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained). At the request of Southern and without further consideration, Southern Energy will execute and deliver, and will cause its applicable Subsidiaries to execute and deliver, to Southern and its Subsidiaries all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as Southern may reasonably deem necessary or desirable in order to have Southern Energy fully and unconditionally assume and discharge the liabilities contemplated to be assumed by Southern Energy under this Agreement or any document in connection herewith and to relieve the Southern Group of any liability or obligation with respect thereto and evidence the same to third parties. Neither Southern nor Southern Energy shall be obligated, in connection with the foregoing, to expend money other than reasonable out-of-pocket expenses, attorneys' fees and recording or similar fees. Furthermore, each party, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

         Section 5.3 Agreement For Exchange of Information. Each of Southern and Southern Energy agrees to provide, or cause to be provided, to each other, at any time before or after the Distribution Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such party that the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed

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


on the requesting party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, (iii) to comply with its obligations under this Agreement or any Ancillary Agreement or (iv) in connection with the ongoing businesses of Southern or Southern Energy as it relates to the conduct of such businesses prior to the Distribution Date, as the case may be; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

         (a) Internal Accounting Controls; Financial Information. After the Separation Date, (i) each party shall maintain in effect at its own cost and expense adequate systems and controls for its business to the extent necessary to enable the other party to satisfy its reporting, accounting, audit and other obligations, and (ii) each party shall provide, or cause to be provided, to the other party and its Subsidiaries in such form as such requesting party shall request, at no charge to the requesting party, all financial and other data and information as the requesting party determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority.

         (b) Ownership of Information. Any Information owned by a party that is provided to a requesting party pursuant to this Section 5.3 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

         (c) Record Retention. To facilitate the possible exchange of Information pursuant to this Section 5.3 and other provisions of this Agreement after the Distribution Date, each party agrees to use its reasonable commercial efforts to retain all Information in its respective possession or control on the Distribution Date substantially in accordance with its policies as in effect on the Separation Date. However, except as set forth in the Tax Indemnification Agreement, at any time after the Distribution Date, each party may amend their respective record retention policies at such party's discretion; provided, however, that if a party desires to effect the amendment within three (3) years after the Distribution Date, the amending party must give thirty (30) days prior written notice of such change in the policy to the other party to this Agreement. No party will destroy, or permit any of its Subsidiaries to destroy, any Information that exists on the Separation Date (other than Information that is permitted to be destroyed under the current record retention policy of such party) without first using its reasonable commercial efforts to notify the other party of the proposed destruction and giving the other party the opportunity to take possession of such Information prior to such destruction.

         (d) Limitation of Liability. No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Section is found to be inaccurate, in the absence of willful misconduct by the party providing such Information. No party shall have any liability to any other party if any Information is destroyed or lost after reasonable commercial efforts by such party to comply with the provisions of Section 5.4(c).

         (e) Other Agreements Providing For Exchange of Information. The rights and obligations granted under this Section 5.3 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement and any Ancillary Agreement.

         (f) Production of Witnesses; Records; Cooperation. After the Distribution Date, except in the case of a legal or other proceeding by one party against another party (which shall be governed by such discovery rules as may be applicable under Section 5.7 or otherwise), each party hereto shall use its reasonable commercial efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of such party as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any legal, regulatory, administrative or other proceeding in which the requesting party may from time to time be involved, regardless of whether such legal, regulatory, administrative or other proceeding is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses in connection therewith.

         Section 5.4 Auditors and Audits; Annual and Quarterly Statements and Accounting. Each party agrees that, for so long as Southern Energy remains a Subsidiary of Southern, and with respect to any financial reporting period during which Southern Energy was a Subsidiary of Southern:

                  (a) Selection of Auditors. Southern Energy shall not select a different accounting firm than the firm selected by Southern to audit its financial statements to serve as its independent certified public accountants (the "Southern Energy Auditors") for purposes of providing an opinion on its consolidated financial statements without Southern's prior written consent (which shall not be unreasonably withheld).

                  (b) Date of Auditors' Opinion and Quarterly Reviews. Southern Energy shall use its reasonable commercial efforts to enable the Southern Energy Auditors to complete their audit such that they will date their opinion on Southern Energy's audited annual financial statements on the same date that Southern's independent certified public accountants ("Southern's Auditors") date their opinion on Southern's audited annual financial statements, and to enable Southern to meet its timetable for the printing, filing and public dissemination of Southern's annual financial statements. Southern Energy shall use its reasonable commercial efforts to enable the Southern Energy Auditors to complete their quarterly review procedures such that they will provide clearance on Southern Energy's quarterly financial statements on the same date that Southern's Auditors provide clearance on Southern's quarterly financial statements.

                  (c) Annual and Quarterly Financial Statements. Southern Energy shall provide to Southern on a timely basis all Information that Southern reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of Southern's annual and quarterly financial statements. Without limiting the generality of the foregoing, Southern Energy will provide all required financial Information with respect to

         Southern Energy and its Subsidiaries to the Southern Energy Auditors in a sufficient and reasonable time and in sufficient detail to permit the Southern Energy Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Southern's Auditors with respect to Information to be included or contained in Southern's annual and quarterly financial statements. Similarly, Southern shall provide to Southern Energy on a timely basis all Information that Southern Energy reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of Southern Energy's annual and quarterly financial statements. Without limiting the generality of the foregoing, Southern will provide all required financial Information with respect to Southern and its Subsidiaries to Southern's Auditors in a sufficient and reasonable time and in sufficient detail to permit Southern's Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the Southern Energy Auditors with respect to Information to be included or contained in Southern Energy's annual and quarterly financial statements.

                  (d) Identity of Personnel Performing the Annual Audit and Quarterly Reviews. Southern Energy shall authorize the Southern Energy Auditors to make available to Southern's Auditors both the personnel who performed or are performing the annual audits and quarterly reviews of Southern Energy and work papers related to the annual audits and quarterly reviews of Southern Energy, in all cases within a reasonable time prior to the Southern Energy Auditors' opinion date, so that Southern's Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Southern Energy Auditors as it relates to Southern's Auditors' report on Southern's financial statements, all within sufficient time to enable Southern to meet its timetable for the printing, filing and public dissemination of Southern's annual and quarterly statements. Similarly, Southern shall authorize Southern's Auditors to make available to the Southern Energy Auditors both the personnel who performed or are performing the annual audits and quarterly reviews of Southern and work papers related to the annual audits and quarterly reviews of Southern, in all cases within a reasonable time prior to Southern's Auditors' opinion date, so that the Southern Energy Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Southern's Auditors as it relates to the Southern Energy Auditors' report on Southern Energy's statements, all within sufficient time to enable Southern Energy to meet its timetable for the printing, filing and public dissemination of Southern Energy's annual and quarterly financial statements.

                  (e) Notice of Change in Accounting Principles. Southern Energy shall give Southern as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or accounting principles from those in effect on the Separation Date. Southern Energy will consult with Southern and, if requested by Southern, Southern Energy will consult with Southern's Auditors with respect thereto. Southern shall give Southern Energy as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or accounting principles from those in effect on the Separation Date.

                  (f) Conflict with Third-Party Agreements. Nothing in Sections
         5.3 and 5.4 shall require Southern Energy to violate any agreement with any third parties regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that Southern Energy is required under Sections 5.3 and 5.4 to disclose any such information, Southern Energy shall use all commercially reasonable efforts to seek to obtain such customer's consent to the disclosure of such information.

         Section 5.5 Consistency with Past Practices. At all times Southern will cause Southern Energy before the Separation Date to continue to conduct business in the ordinary course, including but not limited to acquisitions, divestitures and project financings, consistent with past practices.

         Section 5.6 Payment of Expenses. Southern Energy shall pay all underwriting fees (other than incentive fees), discounts and commissions incurred in connection with the IPO. Except as otherwise provided in this Agreement, the Ancillary Agreements or any other agreement between the parties relating to the Separation, the IPO or the Distribution, all other out-of-pocket costs and expenses of the parties hereto in connection with the preparation of this Agreement and the Ancillary Agreements, the IPO (including underwriting incentive fees) and the Distribution shall be paid by Southern. Notwithstanding the foregoing, Southern Energy shall pay any internal fees, costs and expenses incurred by Southern Energy in connection with the Separation, the IPO and the Distribution.

         Section 5.7 Dispute Resolution. Except as otherwise set forth in any Ancillary Agreement, resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, or otherwise (collectively, "Disputes"), shall be exclusively governed by and settled in accordance with the provisions of this Section 5.7.

                  (a) Negotiation. The parties shall make a good faith attempt to resolve any Dispute arising out of or relating to this Agreement through negotiation. Within thirty (30) days after notice of a Dispute is given by either party to the other party, each party shall select one or more representatives who are vice presidents, senior vice presidents or executive vice presidents of such party, which representatives shall meet and make a good faith attempt to resolve such Dispute and shall continue to negotiate in good faith in an effort to resolve the Dispute or renegotiate the applicable section or provision without the necessity of any formal proceedings. If such representatives fail to resolve a Dispute within thirty (30) days after the first meeting of the representatives, such Dispute shall be referred to the chief executive officers of each of the parties for resolution. During the course of negotiations under this Section 5.7(a), all reasonable requests made by one party to the other for information, including requests for copies of relevant documents, will be honored. The specific format for such negotiations will be left to the discretion of the designated representatives but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party.

                  (b) Non-Binding Mediation. In the event that any Dispute arising out of or related to this Agreement is not settled by the parties within thirty (30) days after the referral of such Dispute to the chief executive officers of the parties under Section 5.7(a), the parties will attempt in good faith to resolve such Dispute by non-binding mediation in accordance with the American Arbitration Association Commercial Mediation Rules. The mediation shall be held within thirty (30) days of the end of such thirty (30) day negotiation period of the chief executive officers. Except as provided below in Section 5.7(c), no litigation for the resolution of such dispute may be commenced until the parties try in good faith to settle the dispute by such mediation in accordance with such rules and either party has concluded in good faith that amicable resolution through continued mediation of the matter does not appear likely. The costs of mediation shall be shared equally by the parties to the mediation. Any settlement reached by mediation shall be recorded in writing, signed by the parties, and shall be binding on them.

                  (c) Proceedings. Nothing herein, however, shall prohibit either party from initiating litigation or other judicial or administrative proceedings if such party would be substantially harmed by a failure to act during the time that such good faith efforts are being made to resolve the Dispute through negotiation or mediation. In the event that litigation is commenced under this Section 5.7(c), the parties agree to continue to attempt to resolve any Dispute according to the terms of Sections 5.7(a) and 5.7(b) during the course of such litigation proceedings under this Section 5.7(c).

         Section 5.8 Governmental Approvals. The parties acknowledge that certain of the transactions contemplated by this Agreement and the Ancillary Agreements are subject to certain conditions established by applicable government regulations, orders, and approvals ("Existing Authority"). The parties intend to implement this Agreement, the Ancillary Agreements and the transactions contemplated thereby consistent with and to the extent permitted by Existing Authority and to cooperate toward obtaining and maintaining in effect such Governmental Approvals as may be required in order to implement this Agreement and each of the Ancillary Agreements as fully as possible in accordance with their respective terms. To the extent that any of the transactions contemplated by this Agreement or any Ancillary Agreement require any Governmental Approvals, the parties will use their reasonable commercial efforts to obtain any such Governmental Approvals.

         Section 5.9 Regulatory Proceedings. For a period of eighteen (18) months after the Distribution Date, neither Southern Energy nor any Subsidiary of Southern Energy will initiate, intervene in, or participate in any proceedings or matter before the Federal Energy Regulatory Commission or any agency or legislature of the States of Alabama, Florida, Georgia or Mississippi which directly involves (1) corporate transactions or (2) the generation, transmission, distribution, purchase or sale of electric power by Southern or any of its Subsidiaries unless prior written consent is given by Southern, except to the extent that any such proceedings or matters involve obligations arising under this Agreement or any of the Ancillary Agreements, or to the extent any such proceeding or matter directly involves a contract or agreement for the purchase or sale of electricity or gas by Southern Energy or any Subsidiary of Southern Energy, or to the extent any such proceeding before the Federal Energy Regulatory Commission involves the transmission of electricity, except for a proceeding to establish a regional transmission organization in which Southern or any of its Subsidiaries is a participant.

         Section 5.10 Regulatory Effect of Distribution. Southern and Southern Energy intend that the Distribution will result in Southern Energy and its Subsidiaries losing their status under the Public Utility Holding Company Act of 1935 ("PUHCA") as "affiliates" or "subsidiaries" of Southern or its Subsidiaries. To the extent a doubt arises as to that legal effect, at the request of either, Southern and Southern Energy shall cooperate in resolving such doubt to achieve that mutual goal through reasonable changes in business practices, cooperating towards regulatory or judicial filings or proceedings or obtaining no-action letter relief. Without limiting the foregoing, in the event Southern owns less than 20% of the outstanding common stock of Southern Energy at any time while PUHCA continues to be in effect, Southern shall, at Southern's Energy request, enter into voting trust agreements or voting covenants designed to eliminate attribution of voting securities control to Southern to the extent necessary to cause Southern Energy and its Subsidiaries to lose their status under PUHCA as "affiliates" or "subsidiaries" of Southern or its Subsidiaries.

         Section 5.11 HoldCo Transaction. Prior to the Distribution Date and as promptly as practicable following the receipt of all required Governmental Approvals and any required consents or approvals of any lender to Southern or Southern Energy or its Subsidiaries, (a) Southern Energy and Southern shall cause SE Finance and SE Capital Funding to be transferred to Southern, in substantially the manner set forth on Schedule 5.11(a) or in such other manner as Southern and Southern Energy may agree, and each of Southern and Southern Energy shall execute and deliver any and all instruments of transfer, stock transfer powers or other agreements or documents and take such actions as may be necessary to effectively transfer SE Finance and SE Capital Funding to Southern in such manner, and to permit Southern and its Subsidiaries to exercise all rights with respect thereto, and (b) Southern and Southern Energy shall execute and deliver any and all such instruments of substitution and such other instruments or agreements as shall be necessary for the obligations of Southern Energy under the each of the agreements set forth on Schedule 5.11(b) (the "Keepwell Agreements") to be substituted by Southern and for Southern Energy to be unconditionally released therefrom, provided that Southern shall not be required to grant or provide any cash or other consideration in connection with any such assumption or substitution or assume or otherwise become liable for any liabilities or obligations which exceed the liabilities or obligations of Southern Energy under the Keepwell Agreements immediately prior to such assumption.

         Section 5.12. Plant Dahlberg Transaction. Southern and Southern Energy shall each execute and deliver such documents, agreements and instruments and take such actions as may be necessary to effect the transactions contemplated in connection with the Plant Dahlberg Transaction, on substantially the terms set forth in Schedule 5.12 attached hereto.

         Section 5.13. Continuance of Southern Credit Support. Notwithstanding any other provision of this Agreement or the provisions of any Ancillary Agreement to the contrary, the parties hereby agree that (i) Southern shall maintain in full force and effect each guarantee, letter of credit, keepwell or support agreement or other credit support document, instrument or other similar arrangement issued for the benefit of any Person in the Southern Energy Group by or on behalf of Southern (the "Credit Support Arrangements") which is outstanding as of the Separation Date, until such time as such Credit Support Arrangement terminates in accordance with its terms or is otherwise released at the request of Southern Energy; provided, that Southern Energy shall use commercially reasonable efforts, at the request of Southern, to attempt to release or replace any Credit Support Arrangement for which such replacement or release is reasonable available; and (ii) after the IPO Closing Date and until the Distribution Date, upon the request of Southern Energy, Southern shall issue additional Credit Support Arrangements for the benefit of Southern Company Energy Marketing L.P. ("SCEM"); provided, that Southern shall not be obligated to issue any such additional Credit Support Arrangements to the extent that the aggregate amount of all outstanding Credit Support Arrangements for the benefit of SCEM would exceed $425,000,000; provided further, that Southern shall not be required to provide any such additional Credit Support Arrangements on terms that are materially more burdensome to Southern than the terms of the Credit Support Arrangements outstanding on the date of this Agreement; and provided, further, that Southern may condition such additional Credit Support Arrangements such that they may expire approximately six (6) months following the Distribution. In consideration of Southern's provision of the Credit Support Arrangements, Southern Energy shall pay to Southern, beginning on the Distribution Date, a monthly fee in an amount equal to 1% per annum, payable in arrears on the first day of each month on the average aggregate maximum principal amount of all Credit Support Arrangements outstanding during such month.

         Section 5.14. Mobile Facility. Southern and Southern Energy shall continue discussions following the Separation Date regarding the appropriate ownership and operation of the Mobile, Alabama cogeneration facility, including the possibility of an incentive-based operating agreement with a Southern Energy Subsidiary.

         Section 5.15 Assignment of Agreements. Effective as of the Separation Date, Southern shall assign, transfer, convey and deliver to Southern Energy, and agrees to cause its applicable Subsidiaries to assign, transfer, convey and deliver to Southern Energy's applicable Subsidiaries, and Southern Energy hereby accepts from Southern, and agrees to cause its applicable Subsidiaries to accept from Southern's applicable Subsidiaries, all of Southern's and its applicable Subsidiaries' respective right, title and interest in and to the documents and agreements listed on Schedule 5.15 attached hereto (each an "Assigned Agreement"). To the extent that Southern's or its applicable Subsidiaries' respective right, title and interest in and to any Assigned Agreement may not be assigned without the consent of another Person which consent has not been obtained, this provision shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Southern shall use its commercially reasonable efforts to obtain any such required consent(s) by the Distribution Date. The parties agree that if any consent to an assignment of any Assigned Agreement shall not be obtained or if any attempted assignment would be ineffective or would impair Southern Energy's or its applicable Subsidiaries' rights and obligations under such Assigned Agreement, such that Southern Energy would not in effect acquire the benefit of all such rights and obligations, Southern, to the maximum extent permitted by law and such Assigned Agreement, shall enter into such reasonable arrangements with Southern Energy as are necessary to provide Southern Energy or its applicable Subsidiary with the benefits and obligations of such Assigned Agreement from the Separation Date. The parties shall cooperate and shall each use their commercially reasonable efforts after the Separation Date to obtain an assignment of such Assigned Agreement to Southern Energy.

         Section 5.16 Southern Energy Board Representation. At any time after the Separation Date, if and for so long as Southern shall beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) shares of Southern Energy common stock which at such time represent more than 25% of the outstanding shares of Southern Energy common stock and less than 50% of such outstanding shares, Southern shall be entitled to designate two of the nominees of the Board of Directors of Southern Energy for election to such Board at each annual meeting of Southern Energy's shareholders, provided that such number of designees shall be reduced by the number of persons then serving on the Southern Energy Board in any class of directors that is not up for election at such annual meeting who are then also serving as officers or directors of Southern.


                                   ARTICLE VI

                                  MISCELLANEOUS

         Section 6.1 LIMITATION OF LIABILITY. IN NO EVENT SHALL ANY MEMBER OF THE SOUTHERN GROUP OR SOUTHERN ENERGY GROUP BE LIABLE TO ANY OTHER MEMBER OF THE SOUTHERN GROUP OR SOUTHERN ENERGY GROUP FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY'S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES TO THIRD PARTIES AS SET FORTH IN THE INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT.

         Section 6.2 Entire Agreement. This Agreement, the other Ancillary Agreements and the Exhibits and Schedules referenced or attached hereto and thereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

         Section 6.3 Governing Law. This Agreement shall be governed and construed and enforced in accordance with the laws of the State of Delaware as to all matters regardless of the laws that might otherwise govern under the principles of conflicts of laws applicable thereto.

         Section 6.4 Termination. This Agreement and all Ancillary Agreements may be terminated and the Distribution abandoned at any time prior to the IPO Closing Date by and in the sole discretion of Southern without the approval of Southern Energy. This Agreement may be terminated at any time after the IPO Closing Date and before the Distribution Date by mutual consent of Southern and Southern Energy. In the event of termination pursuant to this Section, no party shall have any liability of any kind to the other party.

         Section 6.5 Notices. Any notice, demand, offer, request or other communication required or permitted to be given by either party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one (1) business day after being deposited with an overnight courier service or (v) four (4) days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the attention of the party's General Counsel at the address of its principal executive office or such other address as a party may request by notifying the other in writing.

         Section 6.6 Counterparts. This Agreement, including the Schedules and Exhibits hereto and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         Section 6.7 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may not be assigned by any party hereto.

         Section 6.8 Severability. If any term or other provision of this Agreement or the Schedules or Exhibits attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

         Section 6.9 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Schedules or Exhibits attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         Section 6.10 Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to such agreement.

         Section 6.11 Authority. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

         Section 6.12 Interpretation. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an

Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

         Section 6.13 Conflicting Agreements. In the event of conflict between this Agreement and any Ancillary Agreement or other agreement executed in connection herewith, the provisions of such other agreement shall prevail.



                                   ARTICLE VII

                                   DEFINITIONS

         Section 7.1 Affiliated Company. "Affiliated Company" means, with respect to Southern, any entity in which Southern holds a 50% or less ownership interest and, with respect to Southern Energy, any entity in which Southern Energy holds a 50% or less ownership interest and that is listed on Schedule 7.1 hereto. Schedule 7.1 may be amended from time to time after the date hereof upon mutual written consent of the parties.

         Section 7.2 Ancillary Agreements. "Ancillary Agreements" has the meaning set forth in Section 2.1 hereof.

         Section 7.3 Business Day. "Business Day" means a day other than a Saturday, a Sunday or a day on which banking institutions located in the State of Georgia are authorized or obligated by law or executive order to close.

         Section 7.4 Code. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         Section 7.5 Commission. "Commission" means the Securities and Exchange Commission.

         Section 7.6 Disputes. "Disputes" has the meaning set forth in Section
5.9 hereof.

         Section 7.7 Distribution. "Distribution" has the meaning set forth in the Recitals hereof.

         Section 7.8 Distribution Agent. "Distribution Agent" has the meaning set forth in Section 4.1 hereof.

         Section 7.9 Distribution Date. "Distribution Date" has the meaning set forth in Section 4.1 hereof.

         Section 7.10 Exchange Act. "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

         Section 7.11 Governmental Approvals. "Governmental Approvals" means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

         Section 7.12 Governmental Authority. "Governmental Authority" shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

         Section 7.13 HoldCo Transaction. "HoldCo Transaction" has the meaning set forth in the Recitals hereof.

         Section 7.14 Information. "Information" means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.


         Section 7.15 IPO. "IPO" has the meaning set forth in the Recitals hereof.

         Section 7.16 IPO Closing Date. "IPO Closing Date" means the date of the closing of the IPO upon satisfaction of the conditions of Article II hereof, which is currently scheduled to occur on or prior to [_________, 2000].

         Section 7.17 IPO Registration Statement. "IPO Registration Statement" means the registration statement on Form S-1 pursuant to the Securities Act of 1933, as amended, to be filed with the Commission registering the shares of common stock of Southern Energy to be issued in the IPO, together with all amendments thereto.

         Section 7.18  NYSE. "NYSE" means the New York Stock Exchange.

         Section 7.19 Person. "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         Section 7.20 Plant Dahlberg. "Plant Dahlberg" has the meaning set forth in the Recitals hereof.

         Section 7.21 Plant Dahlberg Transaction. "Plant Dahlberg Transaction" has the meaning set forth in the Recitals hereof.

         Section 7.22 Record Date. "Record Date" means the close of business on the date to be determined by the Board of Directors of Southern as the record date for determining the stockholders of Southern entitled to receive shares of common stock of Southern Energy in the Distribution.

         Section 7.23 SE Finance. "SE Finance" means SE Finance Capital Corporation and its Subsidiaries and Affiliated Companies.

         Section 7.24 SE Capital Funding. "SE Capital Funding" means Southern Energy Capital Funding, Inc. and its Subsidiaries and Affiliated Companies.

         Section 7.25 Separation. "Separation" has the meaning set forth in the Recitals hereof.

         Section 7.26 Separation Date. "Separation Date" has the meaning set forth in Section 1.1 hereof.

         Section 7.27 Southern Business. "Southern Business" means any business of Southern and its Subsidiaries and Affiliated Companies other than (i) the Southern Energy Business and, (ii) at any time after the Plant Dahlberg Transaction, Plant Dahlberg.

         Section 7.28 Southern Energy Business. "Southern Energy Business" means
(a) the business and operations of Southern Energy, Inc. and its Subsidiaries and Affiliated Companies, and (b) except as otherwise expressly provided herein, any terminated, divested or discontinued businesses or operations that at the time of termination, divestiture or discontinuation primarily related to the Southern Energy Business as then conducted; provided, that the Southern Energy Business shall not include the business or operations of HoldCo, SE Finance, SE Capital Funding or Southern Company Energy Solutions, Inc.

         Section 7.29 Southern Energy Group. "Southern Energy Group" means Southern Energy, each Subsidiary and Affiliated Company of Southern Energy immediately after the Separation Date and each Person that becomes a Subsidiary or Affiliate Company of Southern Energy after the Separation Date; provided that the Southern Energy Group shall not include HoldCo, SE Finance, SE Capital Funding or Southern Company Energy Solutions, Inc.

         Section 7.30 Southern Energy Auditors. "Southern Energy Auditors" means Southern Energy's independent certified public accountants.

         Section 7.31 Southern Group. "Southern Group" means Southern, each Subsidiary and Affiliated Company of Southern (other than any member of the Southern Energy Group) immediately after the Separation Date and each Person that becomes a Subsidiary or an Affiliated Company of Southern after the Separation Date.

         Section 7.32 Southern's Auditors. "Southern's Auditors" means Southern's independent certified public accountants.

         Section 7.33 Subsidiary. "Subsidiary" means with respect to any specified Person, any corporation, any limited liability company, any partnership or other legal entity of which such Person or its Subsidiaries owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body. Unless context otherwise requires, reference to Southern Energy and its Subsidiaries at any time following the HoldCo Transaction shall not include the subsidiaries of Southern Energy that will be transferred to Southern in connection with the HoldCo Transaction.

         Section 7.34 Troutman Sanders. "Troutman Sanders" means Troutman Sanders LLP.

         Section 7.35 Underwriters. "Underwriters" means the underwriters of the IPO.

         Section 7.36 Underwriting Agreement. "Underwriting Agreement" has the meaning set forth in Section 3.1(a) hereof.

WHEREFORE, the parties have signed this Master Separation and Distribution Agreement effective as of the date first set forth above.


THE SOUTHERN COMPANY                         SOUTHERN ENERGY, INC.


By:                                          By:
   ----------------------------                 -----------------------------
Name:                                        Name:
Title:                                       Title:

                                  Schedule 5.11
                                HoldCo Transaction

         (a) Description of HoldCo Transaction. SE Finance and SE Capital Funding shall be transferred from Southern Energy to Southern in a manner and in an order substantially similar to the following:

1.       Southern Energy shall create a new wholly-owned subsidiary ("HoldCo").

2. Southern Energy then makes contribution to capital of HoldCo; such contribution consists of 100% of the common stock of SE Finance and SE Capital Funding.

3. Southern Company Energy Solutions, Inc. (wholly-owned subsidiary of Southern) merges with and into HoldCo, with HoldCo as the surviving corporation. After merger, Southern Energy owns 80% of the stock of HoldCo and Southern owns 20% of the stock of HoldCo.

4. On or prior to the IPO Closing Date, subject to the receipt of applicable regulatory and lender approvals and consents, Southern Energy dividends its 80% interest in HoldCo up to Southern, such that HoldCo thereby becomes a wholly-owned subsidiary of Southern. In the event that the dividend occurs after the IPO Closing Date, a preferred class of Southern Energy stock will be issued to Southern, with right to receive the dividend of HoldCo shares.

         (b) Credit Support to be Substituted for and Released. In connection with the HoldCo Transaction, the following instruments will be substituted for by Southern, and Southern Energy will be released from any liability thereunder:

1. Keep Well Agreement dated December 17, 1998, from Southern Energy to Southern Energy Finance Company, Inc. and Credit Suisse First Boston, as agent for the lenders under the Term Loan Agreement and various Note Purchase Agreements dated of even date therewith.

2. Keep Well Agreement dated November 17, 1999, as amended and restated as of December 16, 1999, from Southern Energy to SE Finance Capital Corporation and ING (U.S.) Capital L.L.C., as agent for the lenders under the Amended and Restated Term Loan Agreement.

Schedule 5.12
Plant Dahlberg Transaction

                           PLANT DAHLBERG TRANSACTION

                                 PLANT DAHLBERG
                                   TERM SHEET


         This Plant Dahlberg Transaction Term Sheet ("Term Sheet") sets forth key terms and conditions that are proposed to be incorporated into an Asset Sale Agreement, a Construction, Operation and Maintenance Agreement, a Capacity Purchase Agreement, and an Interconnection and Site Agreement (collectively the "Agreements") to be entered into by and between Georgia Power Company ("Georgia Power") and Southern Energy, Inc. ("Southern Energy" and collectively with Georgia Power, the "Parties") related to the proposed transfer by Georgia Power of its Plant Dahlberg generating facility to Southern Energy or a subsidiary of Southern Energy. This Term Sheet sets out key terms and conditions that the Parties agree are to be included in any final, mutually executed agreements on the subject transaction. This Term Sheet is not intended by the Parties to itself create any binding contractual obligations on either party. Certain additional material terms would have to be negotiated and agreed upon, and final, written agreements executed by the parties, before Georgia Power or Southern Energy would incur any contractual obligations to the other under the terms of this Term Sheet.

         ASSET SALE AGREEMENT.

                  - Transfer and Payment of Purchase Price. A day before Southern's final separation and distribution of Southern Energy stock, Georgia Power Company will transfer Plant Dahlberg to an LLC to be formed by Southern Energy for net book value (assumed to be about $262 million at April 1, 2001).

                  - Conditions. The transfer will be conditioned upon obtaining all regulatory approvals necessary to effectuate the transactions to be implemented under the Asset Sale Agreement.

                  - Construction. Prior to the transfer, Georgia Power will be required to finish construction and testing of the first eight units in accordance with the procurement contracts and Prudent Utility Practices. If the transfer predates commercial operation of the final two units (Nos. 9 and 10), Georgia Power will complete construction and testing, and LLC will pay actual construction costs on a monthly basis.

                  - Covenants. The ASA will contain standard affirmative and negative covenants applicable to the period prior to closing that will require Georgia Power to operate and maintain the plant in the ordinary course of business according to Prudent Utility Practices and will prohibit Georgia Power from making any adverse distinction between the plant and other facilities it continues to own.


                  - First Offer. In the event the LLC desires to sell the plant (or the owner of the LLC desires to sell the LLC) to a third party that is not an affiliate of Southern Energy, the LLC (or such parent company) will offer Georgia Power the right to purchase the plant (or LLC) with such offer setting out the key terms and conditions proposed by the LLC for the sale. If Georgia Power does not accept such offer within 60 days, the LLC (or parent company) may enter into an agreement to sell the plant (or LLC) to a third party on terms no less favorable (from the seller's perspective) than the terms offered to Georgia Power at any time within the 12-month period following the expiration of such 60-day period. In the event the plant or LLC is being sold as part of a portfolio, this provision will apply solely to the plant or LLC and not to other assets or companies included in such portfolio.

                  - Taxes. The LLC will be responsible for property taxes associated with the ownership of the plant after the closing.

                  - Environmental. Provisions reflecting the allocation of environmental risks described below will be included.

CONSTRUCTION, OPERATION AND MAINTENANCE AGREEMENT.

                  - Construction. If the transfer predates commercial operation of the final two units (Nos. 9 and 10), Georgia Power will complete construction, and the LLC will pay actual construction costs. Georgia Power will consult and coordinate construction with the LLC.

                  - Term. This agreement will become effective upon the transfer of the facility to the LLC and will terminate upon the expiration or termination of the Capacity Purchase Agreement.

                  -        Responsibility for Operations and Maintenance.
                           Georgia Power will operate and maintain the original ten units for its own account pursuant to the Capacity Purchase Agreement, as well as any other units built at the facility after the closing (the site is permitted for an additional six combustion turbines, and common facilities have been sized accordingly).

                  - Long Term Service Agreement. The Parties expect that Georgia Power will enter into a long term service agreement (the "LTSA") with the manufacturer of the combustion turbines or other appropriate party to provide for significant maintenance and spare parts for the term of this agreement.

                  - New Units. This agreement will provide for the proper allocation of O&M expenses and capital additions to the original ten units and any new units built by the LLC. The LLC will bear the costs allocated to operating the new units.

                  - Access. The LLC will provide Georgia Power access to the plant for the purpose of performing its obligations under the O&M agreement. The LLC will have free and unrestricted access to the plant.

                  - Operating Standard. Georgia Power will be required to operate the plant in accordance with Prudent Utility Practices, the Interconnection and Site Agreement and the Capacity Purchase Agreement. Georgia Power will operate the plant in a manner consistent with its operation of its own units of the same design.

                  - Employees. Georgia Power will provide and be solely responsible for all personnel required to operate and maintain the plant. All personnel will be adequately trained by Georgia Power for their respective positions.

                  - Environmental. Provisions reflecting the allocation of environmental risks described below will be included.

                  - Assignment. The LLC will be allowed to assign the O&M Agreement without Georgia Power's consent to (i) a purchaser, transferee or lessee of substantially all of its rights and title to the plant, provided that Southern Energy will remain responsible for providing the credit support required under the Capacity Purchase Agreement unless such purchaser, transferee or lessee provides similar credit support, (ii) an affiliate of Southern Energy, provided that Southern Energy will remain responsible for providing the credit support required under the Capacity Purchase Agreement unless such affiliate provides similar credit support, or (iii) a lender or trustee in connection with financing or refinancing the plant (including in connection with any remedies under such financing or refinancing). An assignment made under clause (i) or (ii) of the preceding sentence will relieve the LLC of any further obligations to Georgia Power arising after the date of the assignment. Georgia Power will be allowed to assign the O&M Agreement to any affiliate to which it transfers it rights under the Capacity Purchase Agreement. If such affiliate provides credit support for its obligations to the LLC comparable in form and amount to that required from the LLC, then such an assignment by Georgia Power will relieve it of any further obligations to the LLC arising after the date of the assignment. No other assignment of this agreement may be made without the other party's written consent, which may be withheld in its sole discretion.

                  - Condition of Plant at Termination. Upon termination of the O&M Agreement, Georgia Power will be required to return the plant to the LLC in good operating condition, usual wear and tear excepted.

CAPACITY PURCHASE AGREEMENT.

                  -        Term. The term of this agreement will be 10 years.
                           The term will commence following the divestiture by Southern Company of its ownership of Southern Energy's common stock.

                  - Power Purchases and Fuel Supply. Georgia Power (or the new sixth operating company) will dispatch and be entitled to the entire output of the initial ten units and will supply all fuel required by those units during the term of the Capacity Purchase Agreement at no cost to the LLC.

                  - Capacity Payments. Capacity payments will be made by Georgia Power to the LLC on a monthly basis beginning with the date on which the Capacity Purchase Agreement becomes effective. If the transfer predates completion of Units 9 or 10, capacity payments for each of those units will commence upon the later of (i) when that unit is available for dispatch by Georgia Power or (ii) June 1, 2001.

                  - Operating Cost Responsibility. Georgia Power will bear all costs associated with the operation or maintenance of the plant. The LLC will reimburse Georgia Power for any such costs that are capitalized in accordance with generally accepted accounting principles and consistent with Georgia Power's standard accounting practices applicable to like facilities, provided that Georgia Power will not be reimbursed for costs that were characterized by Georgia Power as items to be expensed in preparing the recurring capital table projecting capital costs for the plant through 2011 that Georgia Power has provided to Southern Energy.

                  - Non-Routine Capital Expenses. Georgia Power may incur capital expenses for the purpose of enhancing the output of the plant or other non-routine capital expenses only with the prior approval of the LLC. Any such capital expense approved by the LLC will cause the capacity charges for the affected units to be increased by an amount necessary to recover that capital and related expenses plus a return on capital that reflects the LLC's cost of capital based on a return on equity of 13.5% over the life of the improvement through a levelized fixed rate charge.

                  - Annual Budget. A capital budget for the first calendar year during which the Capacity Purchase Agreement will be in effect will be attached to the agreement. At least 90 days prior to each subsequent calendar year, Georgia Power will provide the LLC a proposed capital budget for that contract year for the review and approval of the LLC. Georgia Power shall be permitted to include in the annual capital budget routine capital expenses that are consistent with Georgia Power's practices on the plants it owns of similar design. If the parties cannot agree on a capital budget for that calendar year at least 60 days prior to the start of such year, Georgia Power shall make only those capital expenditures agreed to by the LLC until the dispute has been resolved by binding arbitration by a third party expert, which will be done on an expedited basis in accordance with specific procedures to be set forth in this agreement.

                  - Force Majeure. During the suspension of performance due to a Force Majeure event, Georgia Power will be excused from making monthly capacity payments on a daily pro-rated and a unit pro-rated basis. Force Majeure events will not include (i) strikes by employees of Georgia Power, of its affiliates or of its onsite subcontractors; (ii) unavailability of fuel, except where the unavailability is due to a failure of the LLC's gas transportation facilities for reasons beyond the control of Georgia Power as operator; (iii) changes in market conditions that affect the cost or price of energy or fuel; (iv) loss of load or disruption of electricity markets; or (v) difficulty or inability to make payments.

                  - Forced Outages. For each year through 2004, if Georgia Power has to pay replacement power costs to its customers under its currently existing agreements that reference the plant or specific units of the plant (the "Georgia Power PPAs") as a result of forced outages at any of the initial ten units, the LLC will pay 75% of those costs. For each year after 2004, if Georgia Power has to pay replacement power costs to its customers under either the Georgia Power PPAs or any new agreements that reference the plant or specific units of the plant as a result of forced outages at any of the initial ten units, the LLC will with respect to such year pay Georgia Power the lesser of (i) 75% of the replacement power costs that Georgia Power actually paid for such year under such agreements, (ii) 75% of the replacement power costs that Georgia Power would have paid for such year under such agreements had the terms of those agreements (including any new agreements) been the same as the terms of the Georgia Power PPAs, or (iii) 75% of the average of the annual capacity payments to be made by Georgia Power under the Capacity Purchase Agreement for the years after 2004. Georgia Power will not amend the provisions of the Georgia Power PPAs addressing availability or liability for replacement power costs or waive its rights with respect thereto without the consent of the LLC. Forced outages shall not include outages caused by the unavailability of fuel, the quality of fuel, or gross negligence or willful misconduct by the operator. If Georgia Power is denied access to or possession of the ten units for reasons other than its breach (such as, for example, by order of a bankruptcy court), the LLC will pay 100% of any such replacement costs. Georgia Power will provide power to its customers under the Georgia Power PPAs and operate its system as if it owned 100% of the plant and was itself responsible for 100% of such replacement power costs.

                  - Credit Support. The LLC's payment obligations under this agreement will be secured by a guarantee from Southern Energy, a letter of credit or other collateral acceptable to Georgia Power capped at $52.5 million. In the event Southern Energy provides a guarantee and Southern Energy's debt securities (i) are rated below "Ba2" by Moody's, (ii) while rated "Ba2" by Moody's are placed on review for possible downgrade, (iii) are rated below "BB" by S&P, or (iv) while rated "BB" by S&P are placed on creditwatch with negative implications, then Southern Energy will, upon Georgia Power's request, provide credit support in the form of a letter of credit or other collateral acceptable to Georgia Power capped at $52.5 million in substitution for the Southern Energy guarantee. If Southern Energy subsequently obtains at least a "Ba2" rating from Moody's (without being on review for negative downgrade) and at least a "BB" rating from S&P (without being on creditwatch with negative implications), then the alternative credit support may be replaced by a guarantee from Southern Energy (capped at $52.5 million). In the event the plant or the LLC is sold to a third party, Southern Energy will remain responsible for providing such credit support unless the third party provides similar credit support reasonably acceptable to Georgia Power. If Georgia Power assigns this agreement to an affiliate and such affiliate provides credit support to the LLC comparable in form and amount to that provided by the LLC as described above, then Georgia Power will be relieved of its obligations to the LLC from the date of such assignment.

                  - Environmental. Georgia Power will be required to make O&M and capital expenditures to comply with changes in environmental laws or regulations and use commercially reasonable efforts to recover such costs from purchasers under provisions in the Georgia Power PPAs. The LLC will be responsible for such O&M and capital expenditures to the extent such expenses cannot be recovered from Georgia Power's customers. Georgia Power may not amend any pass-through provisions or waive its rights to pass through such costs to its customers without the LLC's prior consent.

                  - Assignment. This agreement will have the same assignment provisions as are described under the O&M Agreement above.

INTERCONNECTION AND SITE AGREEMENT.

                  - Interconnection Point. This agreement will specify the point of physical interconnection between the 230KV line from the plant and the Center substation.

                  - Interconnection Service. Under this agreement, Georgia Power and any successor will agree to provide interconnection service to its transmission system for all units at the plant for the life of the plant.

                  - Construction. Georgia Power will be required to finish construction and testing of the interconnection facilities.


                  - Ownership and O&M. The interconnection facilities will be owned, operated and maintained by the LLC.

                  - Assignment. This agreement will have the same assignment provisions as are described under the O&M Agreement above.

         PLANT DAHLBERG ENVIRONMENTAL PROVISIONS. These environmental liability assumption and indemnification provisions may appear in a separate Plant Dahlberg agreement (as described above) or in a separate environmental matters agreement.

                  - The LLC will be responsible for any incident occurring prior to Georgia Power's acquisition of the plant site.

                  - Georgia Power will be responsible for any incident occurring during the period commencing on its acquisition of the plant site through the date it transfers the plant to the LLC.

                  - Georgia Power will indemnify the LLC for any costs or liability related to environmental conditions created by Georgia Power while it is operating the plant. The LLC will indemnify Georgia Power for any costs or liabilities related to environmental conditions at the plant that do not arise out of Georgia Power's actions as operator.

                  - Upon return of possession of the plant following the ten-year O&M agreement, Southern Energy will be responsible for any subsequent incidents.

                  - As set out above, the Capacity Purchase Agreement will require Georgia Power to make O&M and capital expenditures to comply with changes in environmental laws or regulations and use reasonable commercial efforts to recover such costs from purchasers under provisions in the Georgia Power PPAs. The LLC will be responsible for such O&M and capital expenditures to the extent such expenses cannot be recovered from Georgia Power's customers.

Schedule 5.15

                             Transferred Agreements

Schedule 7.1

                      Southern Energy Affiliated Companies

         Each Affiliated Company listed on Exhibit 21.1 to the in the final prospectus filed by Southern Energy with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended, in connection with the IPO; other than SE Finance and SE Capital Funding.